Exhibit 99.1
FOR IMMEDIATE RELEASE

January 29, 2009
For more information contact:
Scott Estes - (419) 247-2800
Mike Crabtree - (419) 247-2800
Health Care REIT, Inc.
Announces Updated Financial Guidance for Fiscal 2008
Toledo, Ohio, January 29, 2009........Health Care REIT, Inc. (NYSE:HCN) today announced updated selected financial guidance for the company’s year ended December 31, 2008. This updated guidance is being provided in connection with Standard & Poor’s announcement that our common stock will be added to the S&P 500 Index, effective as of the close of trading on January 29, 2009.
Updated 2008 Financial Guidance. The company expects to report net income available to common stockholders in a range of $2.82 to $2.84 per diluted share, funds from operations in a range of $2.78 to $2.80 per diluted share and normalized funds from operations in a range of $3.36 to $3.38 per diluted share. Results for the year ended December 31, 2008 are expected to include the following significant items:
•	Approximately $1.77 per diluted share of gains on sales of real property.

•	Approximately $0.35 per diluted share of impairment charges in connection with a portfolio of medical office buildings which the company intends to sell in fiscal 2009. The portfolio includes smaller, low occupancy buildings located generally off campus that are inconsistent with the company’s strategy of adding larger properties affiliated with high quality health systems.

•	Approximately $0.25 per diluted share of realized loss on derivatives in connection with the termination of two forward-starting interest rate swap agreements. The swaps were put in place in September 2007 and were intended to hedge the 10-year treasury rate component of an anticipated offering of 10-year unsecured notes that did not take place as a result of the severe dislocation in the credit markets.
All amounts reported herein are preliminary estimates and are subject to change as the company completes its year end internal review and external audit procedures.
Conference Call Information. The company expects to report its financial results for the fourth quarter and year ended December 31, 2008 after the U.S. market closes on Tuesday, February 24, 2009. The company has scheduled a conference call on Wednesday, February 25, 2009 at 10:00 a.m. Eastern Time to discuss its fourth quarter and year end 2008 results, industry trends, portfolio performance and outlook for 2009. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 4, 2009. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 82951201. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This press release is posted on the company’s website under the heading News & Events.
Supplemental Reporting Measures. The company believes that net income available to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) to be a useful supplemental measure of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for unusual and non-recurring items.
The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibit for a reconciliation of the supplemental reporting measures.
About Health Care REIT. Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2008, the company’s broadly diversified portfolio consisted of 633 properties in 39 states. More information is available on the Internet at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the completion of the internal audit review of the company’s financial results for the year ended December 31, 2008 and all external audit procedures. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

HEALTH CARE REIT, INC.
Financial Exhibit
FFO Guidance Reconciliations (1)

	Year Ended
	December 31, 2008
	Low	High
Per fully diluted share:

Net income available to common stockholders	$2.82	$2.84
Depreciation and amortization (2)	1.73	1.73
Gain on sales of properties	(1.77)	(1.77)

Funds from operations	2.78	2.80
Impairment of assets	0.35	0.35
Realized loss on derivatives	0.25	0.25
Other items, net	(0.02)	(0.02)

Funds from operations — normalized	$3.36	$3.38

Notes: (1)	All amounts reported herein are preliminary estimates and are subject to change as the company completes its year end internal review and external audit procedures.

(2)	Depreciation and amortization includes depreciation and amortization from discontinued operations.